EXHIBIT 10.1

March 23, 2009

Mr. Brian Ross
Chief Executive Officer
Accelerize New Media Inc.
12121 Wilshire Blvd., Suite 3220
Los Angeles, CA 90025

Dear Mr. Ross:

We are pleased to set forth in this letter of agreement (the “Agreement”) the terms of the retention of Strategic Growth International (“SGI”) by Accelerize New Media Inc. (collectively with its affiliates, the “Company”).

1.           SGI shall, on a non-exclusive basis, assist the Company as the Company’s investor relations consultant in the development of a comprehensive financial relations program with the following goals, all of which are designed to achieve increased and sustained share value:

(a)	Introducing the Company to institutional investors, money managers, and high net-worth brokers in the U.S.;

(b)	Obtaining on behalf of the Company invitations to and coordinate participation in financial-industry conferences;

(c)	Assisting with day-to-day investor communications (i.e. shareholders calls, scheduling appointments, quarterly investors calls, sending introductory and follow-up materials);

(d)	Providing to the Company such professional services as may be reasonably required to assist the Company in carrying out the following programs and objectives:

➢	Assist in the preparation and dissemination of all press releases;

➢	To create for European buying in the stock;

➢
Developing a coordinated package of financial public-relations materials, including: PowerPoint presentation, fact sheet, press releases, corporate package, etc., that is reasonably acceptable to the Company.  SGI will also review and advise on features and functionality of the website in this regard;

➢	Assisting the Company in obtaining introductions to market makers and professionals in the investment community;

➢	Encouraging institutional ownership in the stock;

Accelerize New Media Inc.
March 24, 2009

➢	Obtaining research from reputable institutional sales boutiques and small-cap research analysts;

➢	Creating financial media opportunities for the Company as appropriate;

➢	Obtaining invitations to, and coordinate participation in, financial industry conferences;

➢	Supporting the internal investor-relations program to best leverage the time and resources of Accelerize New Media management; and

➢	Introducing Accelerize New Media Management to individuals who could be supportive as potential board members, strategic advisors, or advocates of the company.

2.           In connection with SGI’s activities on the Company’s behalf, SGI will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company.  In connection with its role as the Company’s investor relations advisor, SGI would expect its services to include such additional advisory and related services as may be mutually agreed upon by SGI and the Company.  The retention by the Company of SGI as investor relations advisor as heretofore described shall be for a period of one year from the date hereof, provided, however, that either party may terminate such retention and this Agreement as described in Section 4 below.

3.           In connection with SGI’s activities on the Company’s behalf, the Company will cooperate with SGI and will furnish SGI with all information and data concerning the Company (the “Information”) which SGI deems appropriate. The Company represents and warrants that all Information made available to SGI by the Company will, at all times during the period of engagement of SGI hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided by it to SGI will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder; SGI will be using and relying on the Information without independent verification thereof by SGI or independent appraisal by SGI of any of the Company’s assets.  SGI does not assume responsibility for any information regarding the Company.  Any advice rendered by SGI pursuant to this Agreement may not be disclosed publicly without SGI’s prior written consent.

Accelerize New Media Inc.
March 24, 2009

4.           As full and satisfactory consideration for all of SGI’s services to the Company pursuant to this Agreement, whether described above or not, SGI shall be entitled to receive, and the Company agrees to pay SGI, the following for a period of 12-months beginning on March 23, 2009 (subject to the Early Termination clause below):

Seven thousand five hundred dollars ($7,500) per month in cash, payable each month, for the duration of the Agreement.  The first month will be paid immediately upon execution of this Agreement.  Billing will be done monthly for the coming month.   Approved Expenses will be included in the following month’s bill.  Payment will be due by wire within thirty (30) days upon receipt of invoice.

Two hundred fifty thousand (250,000) shares of the Company’s common stock, par value $0.001 per share (the “Shares”) will be immediately issued to SGI, fully vested and SGI shall have full rights of ownership for such shares.

In addition, the Company agrees to immediately issue to SGI warrants (the “Warrants”) to purchase up to one million two hundred thousand (1,200,000) shares of its common stock.  Such Warrants may be exercised for a period of five (5) years after the date of issuance, at an exercise price of thirty five cents ($0.35) per share.  At the option of SGI such Warrants may be exercised on a cashless basis and may be transferred in whole or in part to one or more officers of the Company.

This Agreement will automatically terminate on March 23, 2010.  In addition, either party shall have the right to terminate this Agreement on September 24, 2009 upon 10 days prior written notice (“Early Termination”).  Upon such Early Termination, the vesting of the Shares will cease and no additional Shares will be issued to SGI, and six hundred thousand Warrants will be canceled and become un-exercisable. In such case, the Company will issue to SGI a new Warrant representing the number of shares which were not cancelled. For example, if the Company elected to terminate this agreement as of September 24, 2009, the total number of Warrants, which will continue to be held by SGI and not cancelled will be six hundred thousand (600,000).

5.           In addition to the fees described in Paragraph 3 above, the Company agrees to promptly reimburse SGI for any reasonable accountable Approved Expenses incurred in connection with its retention hereunder when incurred or promptly thereafter. It is agreed that SGI will have to obtain prior written approval from the Company for any expenses incurred exceeding $250.00 per activity (“Approved Expenses”). The Company will not be required to reimburse any unapproved expenses.

6.           Each of the Company and SGI agree to indemnify the other party in accordance with the mutual indemnification provisions (the “Mutual Indemnification Provisions”) attached to this Agreement as Annex A, which Mutual Indemnification Provisions are incorporated herein and made a part hereof.

Accelerize New Media Inc.
March 24, 2009

7.           This Agreement and its validity and interpretation shall be governed by and construed in accordance with the laws of the U.S. and the State of New York applicable to agreements made and to be fully performed therein. Either party hereby irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against such party and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that such party has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, such party hereby waives, to the fullest extent permitted by law, such immunity. Either party hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of any such court, (b) such party is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to its property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

8.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

9.           For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended except in writing signed by the parties hereto.

Accelerize New Media Inc.
March 24, 2009

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

STRATEGIC GROWTH
INTERNATIONAL, INC.

By: /s/ Stanley S. Altschuler
      Name:   Mr. Stanley S. Altschuler
      Title:     President

Confirmed and Agreed to:
This 24th day of March 2009

Accelerize New Media, Inc.

By: /s/ Brian Ross
      Name:     Mr. Brian Ross
      Title:       Chief Executive Officer

Accelerize New Media Inc.
March 24, 2009

Annex A

MUTUAL INDEMNIFICATION PROVISIONS

Either of Accelerize New Media, Inc. (the “Company”) and Strategic Growth International, Inc. (“SGI”) (such party, the “Indemnifying Party”), agrees to indemnify and hold harmless the other party (the “Indemnified Party”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which the Indemnified Party is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with the performance or non-performance of its obligations under the Agreement dated March 24, 2009, between SGI and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of the Indemnified Party.

These Mutual Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may otherwise have to the Indemnified Party or the persons indemnified below in this sentence and shall extend to the following: the Indemnified Party’s affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to the Indemnified Party in these Indemnification Provisions shall be understood to include any and all of the foregoing.

Accelerize New Media Inc.
March 24, 2009

If any action, suit, proceeding, or investigation is commenced, as to which the Indemnified Party proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder.  The Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the Indemnifying Party shall pay the reasonable fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.  The Indemnifying Party shall be liable for any settlement of any claim against the Indemnified Party made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and SGI, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and SGI, on the other hand, and also the relative fault of the Company, on the one hand, and SGI on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, neither Company or SGI shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by SGI pursuant to the Agreement.

Neither termination nor completion of the engagement of SGI referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.